EXHIBIT 99

[KOGER LOGO]	KOGER EQUITY, INC. 225 NE Mizner Boulevard, Suite 200 Boca Raton, Florida 33432

NEWS

FOR IMMEDIATE RELEASE

Koger Equity, Inc. Improves Long-Term Financing
For Atlanta Center Plaza

Boca Raton, Florida—April 26, 2004— Koger Equity, Inc. (NYSE:KE) announced today that it has amended its loan agreement with Metropolitan Life Insurance Company (“MetLife”) assumed by the Company in connection with the January 27, 2004 acquisition of Atlantic Center Plaza.

As part of the agreement, the existing $75.9 million variable interest rate loan at LIBOR plus 160 basis points (bps) will remain in place until December 31, 2004. The Company will draw an additional $4.1 million from MetLife (for a total loan amount outstanding of $80 million) between May 1, 2004 and December 31, 2004. Effective January 1, 2005, the rate will be fixed at 5.49% for ten years.

Tom Crocker, Chief Executive Officer, commented “We executed on this forward commitment to fix our interest rate for ten years for the following reasons: First, the ten year loan term corresponds better with the property’s long-term in-place leases, approximately 78% of which do not expire until after 2011, Second, we took advantage of the currently low long-term interest rates, while keeping in place the variable rate loan for the rest of the year to take advantage of the extremely low LIBOR rates. Third, this amendment, with current balances in our debt structure, will reduce our variable rate debt to total debt ratio to less than 20%.”

Estimates and certain other matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Koger Equity, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions; there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are set forth as risk factors in the Company’s SEC reports and filings, including its annual report on Form 10-K. Included among these factors are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents to creditworthy tenants; its ability to achieve economies of scale over time; the demand for tenant services beyond those traditionally provided by landlords; changes in interest rates; changes in operating costs; its ability to attract and retain high-quality personnel at a reasonable cost in a highly competitive labor environment; future demand for its debt and equity securities; its ability to refinance its debt on reasonable terms at maturity; and its ability to complete current and future development projects on schedule and on budget. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About Koger Equity

Koger Equity, Inc. owns or has interests in 132 office buildings, containing 10.4 million rentable square feet, primarily located in 20 suburban office projects and two urban centers in 12 metropolitan areas in the Southeastern United States, Texas and Maryland.

For more information about Koger Equity, contact its website at http://www.koger.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-800-850-2037.